SCHEDULE 14A
                               (RULE 14a-101)

                          SCHEDULE 14A INFORMATION

             PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.      )


 Filed by the Registrant {X}

 Filed by a Party other than the Registrant {_}

 Check the appropriate box:

 {_}  Preliminary Proxy Statement
      {_} Confidential, For Use of the Commission Only (as permitted by
            Rule 14a-6(e)(2))
 {_}  Definitive Proxy Statement
 {_}  Definitive Additional Materials
 {X}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              AMP INCORPORATED
                        ----------------------------
              (Name of Registrant as specified in its charter)

                        ----------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)


 Payment of Filing  Fee (Check the appropriate box):

 {X}  No fee required.

 {_} Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4)  Proposed maximum aggregate value of transactions:
      (5)  Total fee paid.

 _____
 {_}  Fee paid previously with preliminary materials.
 {_} Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:





 The following information was posted today on AMP's Intranet:


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                       WHAT THEY'RE SAYING ABOUT AMP

 "My more than five-year relationship with AMP and its excellent products, has convinced me that AMP can and will overcome the present obstacles. An independent AMP is far more desirable than a division of a company with an unproven track record in the world of interconnects. BULLY for AMP!" - Sr. Procurement Specialist, personal telecommunications customer, August 21, 1998

 "From my perspective, it isn't about corporate stockholders and corporate takeovers; its about families. We have a home-grown Fortune 500 corporation in central Pennsylvania, and I think that is in the best situation for the employees and families." - Pennsylvania State
 Representative Mark McNaughton, Republican - Susquehanna Twp., The Patriot News, August 22, 1998

 "Wall Street has growing doubts that AlliedSignal, an aerospace and auto parts maker, can fight through Pennsylvania's tough anti-takeover laws and ultimately snare AMP. And even if AlliedSignal overcomes that formidable legal hurdle, analysts say, the deal may prove to be too costly." - By Bill Meyers, USA Today, August 26, 1998

 Permission for use of quotations from previously published materials has been neither sought nor obtained.

 AMP and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to AlliedSignal's consent solicitation. The participants in this solicitation may include the directors of AMP (Ralph D. DeNunzio, Barbara H. Franklin, Joseph M. Hixon III, William J. Hudson, Jr., Joseph M. Magliochetti, Harold
 A. McInnes, Jerome J. Meyer, John C. Morley, Robert Ripp, Paul G. Schloemer and Takeo Shiina); the following executive officers of AMP: Robert Ripp (Chairman and Chief Executive Officer), William J. Hudson (Vice Chairman), James E. Marley (former Chairman), William S. Urkiel (Corporate Vice President and Chief Financial Officer), Herbert M. Cole (Senior Vice President for Operations), Juergen W. Gromer (Senior Vice President, Global Industry Businesses), Richard P. Clark (Divisional Vice President, Global Wireless Products Group), Thomas DiClemente (Corporate Vice President and President, Europe, Middle East, Africa), Rudolf Gassner (Corporate Vice President and President, Global Personal Computer Division), Charles W. Goonrey (Corporate Vice President and General Legal Counsel), John E. Gurski (Corporate Vice President and President, Global Value-Added Operations and President, Global Operations Division), David F. Henschel (Corporate Secretary), John H. Kegel (Corporate Vice President, Asia/Pacific), Mark E. Lang (Corporate Controller), Philippe Lemaitre (Corporate Vice President and Chief Technology Officer), Joseph C. Overbaugh (Corporate Treasurer), Nazario Proietto (Corporate Vice President and President, Global Consumer, Industrial and Power Technology Division); and the following other members of management of AMP: Richard Skaare (Director, Corporate Communication), Douglas Wilburne (Director, Investor Relations) and Mary Rakoczy (Manager, Shareholder Services). As of the date of this communication, none of the foregoing participants individually beneficially own in excess of 1% of AMP's common stock or in the aggregate in excess of 2% of AMP's common stock.

 AMP has retained Credit Suisse First Boston Corporation ("CSFB") to act as its financial advisor in connection with the AlliedSignal Offer, for which CSFB will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, AMP has agreed to indemnify CSFB and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. CSFB is an investment banking firm that provides a full range of financial services for institutional and individual clients. CSFB does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning CSFB. In connection with CSFB's role as financial advisor to AMP, CSFB and the following investment banking employees of CSFB may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Alan Howard, Steven Koch, Scott Lindsay, and Lawrence Hamdan. In the normal course of its business, CSFB regularly buys and sells securities issued by AMP for its own account and for the accounts of its customers, which transactions may result in CSFB and its associates having a net "long" or net "short" position in AMP securities, or option contracts or other derivatives in or relating to such securities. As of August 19, 1998, CSFB had a net long position of 124,466 shares of AMP common stock.